October 16, 2006

Ms. Catherine M. Burzik
7 Odell Place
Atherton, California  94027

Dear Cathy,

On behalf of Kinetic Concepts, Inc. (“KCI” or the “Company”), it is a pleasure to confirm the employment offer we recently discussed.  The specific terms and conditions of your new position will be as follows:

               Position Title:                                               President & Chief Executive Officer, reporting to the
                                                                                     Board of Directors (“Board”), and
                                                                                     a Member of the Board
               Employment Status:                                      Regular Full-Time, Exempt
               Annual Base Salary:                                     $800,000 ($33,333.33, minus all applicable tax
                                                                                     withholding, paid on the 15th and last day of the month)
               Location:                                                       8023 Vantage Drive
                                                                                     San Antonio, TX  78230
               Start Date:                                                     November 6, 2006
               Group Health Plan Effective Date:               31 days following employment start date

                                                                                     (Pending receipt of enrollment forms)

                Annual Performance Review. You will be entitled to a performance review by the Board annually (commencing with annual reviews of executive officers following the 2007 fiscal year) and base salary increases in the Board’s discretion.

               Incentive Bonus.  In addition to your base salary, you will be eligible for an incentive bonus with a target bonus value equal to 100% of your annual base salary as part of the Annual Incentive Bonus (AIB) program.  AIB awards will be determined on both individual and corporate performance and will require that you remain in a bonus eligible position through December 31 of the year in question, except as otherwise set forth herein. The details of your AIB are set forth on Schedule A hereto.  AIB awards, generally, are intended to satisfy Section 162(m) of the Internal Revenue Code.  The AIB is subject to change or termination at the Company's sole discretion, provided that any adverse change or termination of the AIB will be effective as of the first day of the next succeeding fiscal year. In lieu of participation in the 2006 AIB program because of your employment date in 2006, you will receive a sign-on cash bonus of $350,000, subject to applicable withholding, which will be paid to you as soon as practicable after your start date.

               Equity Participation.  Your position is eligible for participation in the Company’s 2004 Equity Plan (“Equity Plan”).   Effective on your start date, you will receive an option to purchase 332,000 shares of Company stock, which will vest ratably over four years, commencing on the first anniversary of your start date.  The option exercise price will be set at the closing price on your start date (or the most recent closing price if your start date is a date on which the market is closed).  You will also receive a restricted stock grant of 88,200 shares, which will vest fully on the third anniversary of the grant date, subject to your continued employment with the Company.  The equity award agreements evidencing these grants shall be consistent with the terms and conditions of this letter. Your position is also eligible for consideration for future annual grants.  As discussed in our offer to you, and subject to the terms and conditions of the Equity Plan, you will also receive a one-time initial annual equity grant (to be granted no later than April 1, 2007), which will be at a Black-Scholes value of approximately $3,000,000, split 75% in stock options and 25% in restricted shares, as conclusively determined by the Compensation Committee of the Board of Directors.  All future equity grant recommendations are subject to approval by the Board of Directors, and all grants are governed by the Equity Plan, which is subject to change.  A copy of our Equity Plan has been provided to you separately.

               Relocation Benefits.  To assist with your pending relocation from Atherton, California, to San Antonio, Texas, the Company will provide the following assistance:

     1.  You will receive a one-time relocation allowance of $32,000.

     2.  The Company will arrange for packing, transport and delivery and unpacking of your household goods by a national freight carrier.  These services will be direct billed to the Company.

     3.  The Company will arrange for transport of two personal vehicles by a contracted van line or, at your election, you will be reimbursed $.35 per mile for driving your vehicle(s) from Atherton, California to
          San Antonio, Texas.  You will also be reimbursed reasonable meals and lodging expenses en route based on travel by the  most direct route.

     4.  The Company will arrange for temporary housing for up to 120 days from your start date, which will be covered at 100% of the cost.

     5.  You will be reimbursed for two house-hunting trips to San Antonio for you and your spouse for up to 10 nights.

     6.  The company will pay for a final move trip for you and your eligible dependents of one-way airfare (if your cars have been shipped), arranged through our Corporate Travel Department.

     7.  The Company will reimburse you reasonable and customary real estate closing costs for the sale of your
          Atherton, California, home (including realtor’s commission), but excluding seller paid points, prorated taxes, prorated interest and seller’s allowances.

     8.  The Company will reimburse you normal closing costs for the purchase of your San Antonio residence, with a maximum of 1% for a loan origination fee and excluding discount points, prepaids and homeowner association fees.

     9.  All of your covered relocation expenses above will be grossed up for tax purposes.

               No other move related expenses will be reimbursed or paid directly by the Company. All accommodations must be arranged through our Corporate Travel Department.  Please contact our relocation coordinator, Deborah Allen at 210 255-6476.

               Should you voluntarily resign your position with KCI, other than for Good Reason, within one year of your start date, you will be required to reimburse the Company all relocation-related expenses that the Company has covered (as described in paragraphs 1-8 above).

               Termination.  Your employment may be terminated at any time, for any reason, subject to the terms and conditions set forth herein.  In the event that your employment is terminated by the Company at any time other than for Cause (as defined in the Equity Plan) or is terminated by you for Good Reason (as defined herein), you will be entitled to the following: (i) a lump sum severance payment equal to (x) two (2) multiplied by (y) the sum of your then-prevailing base salary and your target bonus, (ii) if you timely elect COBRA continuation coverage pursuant to Section 4980B of the Internal Revenue Code (“COBRA”), the Company will pay your COBRA premiums (i.e., the COBRA premiums you would have to pay to continue the medical, dental and/or vision coverage you had immediately prior to your termination of employment) for up to a total maximum of 18 months; (iii) a pro-rated payment of your incentive bonus based upon your length of employment in the applicable calendar year and actual performance (for which purpose you will be deemed to have achieved all individual performance objectives) which will be paid to you when bonuses for such fiscal year are paid to other senior executives of the Company; and (iv) notwithstanding the terms and conditions of the Equity Plan, your new hire grant of stock options (but not restricted stock), set forth above, will become fully vested and the stock options will remain exercisable for three (3) years following your termination (but not later than the date of expiration of the ten (10) year option term).   In addition, in the event of a termination of your employment for any reason, you will be entitled to the following: (a) your accrued and unpaid base salary and accrued and unused vacation through the date of termination, payable by the next payroll ending date after such termination, (b) your unreimbursed business expenses incurred through the date of termination and payable in accordance with such policies and procedures as are applicable to senior executives of the Company, (c) any unpaid annual bonus earned for the prior fiscal year, payable when annual bonuses are paid to other senior executives, and (d) all accrued, vested and unpaid benefits under all employee benefit plans in which you are a participant immediately prior to your termination, payable in accordance with the terms of such plans.  You will not be obligated to mitigate your severance, and no amounts payable to you hereunder will be reduced as a result of subsequent employment or self-employment, except that your COBRA premium reimbursement as provided in clause (ii) above will cease if you become eligible for comparable coverage from a future employer during the 18 month post-termination period.  You will not be subject to offset of amounts owed to you hereunder by amounts you owe to the Company.    In the event that your employment terminates under this paragraph at or after a Change in Control (as defined in the Equity Plan) of the Company, the foregoing provisions of this paragraph shall apply except that the amount under clause (x) shall be three (3) (and not two (2)).

               For the purposes of this letter agreement, “Good Reason” means the occurrence of any of the following without your prior written consent: (i) a material reduction of your authorities, duties, or responsibilities as an executive officer or director of the Company; provided, however, that following a Change in Control of the Company, it shall be considered Good Reason if you determine, in good faith, that you cannot continue your duties as CEO of the Company; (ii) the Company’s requiring you to be based at a location in excess of fifty (50) miles from the company’s headquarters in San Antonio; (iii) a material reduction of your base salary or target bonus percentage as in effect from time to time; (iv) the failure of the Company to obtain a satisfactory agreement from any successor of the Company to assume and agree to perform the Company’s obligations under this letter agreement and deliver a copy thereof to you; or (v)  the failure of the Board to nominate or re-nominate you to serve on the Board.

               Benefits upon a Change in Control.  In the event of a Change in Control (as defined in the Equity Plan), your new hire restricted stock and stock option awards will immediately and fully vest.

               If it is determined that any payment, distribution or other benefit to you, arising in connection with the terms and conditions of this letter agreement (a “Payment”), would be subject to any tax under Section 4999 of the Internal Revenue Code of 1986, as amended, (or a successor provision) (such tax, together with any interest and penalties related thereto are hereinafter collectively referred to as an “Excise Tax”), then the Company shall promptly pay to you an additional payment (“Gross-Up Payment”) in an amount such that, after payment by you of all income and other taxes (including any penalties and interest imposed with respect thereto) imposed on the Gross-Up Payment, you retain an amount of the Gross-Up Payment sufficient to pay the Excise Tax imposed on the Payment. The determination of the amount of any Gross-Up Payment shall be made by a certified public accounting firm selected jointly by the Company and you (the “Accounting Firm”), the fees and expenses of which shall be paid by the Company.

               You shall promptly notify the Company of any claim that, if successful, would require the payment of the Gross-Up Payment.  Without the consent of the Company, you shall not pay such claim prior to the date that the payment of taxes with respect to such claim is due.  If the Company notifies you in writing prior to such due date that it desires to contest the claim, you shall take all actions in connection with contesting the claim reasonably required by the Company (including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company); provided, however, that the Company shall pay all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, from any tax (including reasonable attorneys’ fees, interest and penalties with respect thereto) imposed as a result thereof.

               Employee Benefits.  You will be entitled to all benefits and perquisites offered to other senior executives of the Company.  As a member of the KCI Executive Committee, you will be entitled to annual tax preparation assistance (up to $5,000) and an annual executive physical with Health By Design (up to $1,500).  The Company will also reimburse your COBRA premium to continue health insurance coverage under your former plans for the one-month period from your start date until you are eligible to participate in the Company's plans.

               You will be entitled to 20 days annual vacation (in addition to regularly-scheduled Company holidays).

               The Company will pay your professional fees, not to exceed $75,000, incurred to negotiate and prepare these employment arrangements.

               Indemnification.  You will be entitled to indemnification in accordance with the Company's standard indemnification agreement executed by its directors and executive officers, a copy of which has been provided to you separately.

               Successors, Assigns and Beneficiaries.  Neither the Company nor you may assign any rights or delegate any duties under this letter agreement without the prior written consent of the other party; provided, however, that (i) this agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this agreement shall inure to the benefit of and be binding upon your heirs, assigns or designees to the extent of any payments due to them hereunder.  If you die prior to receiving all of the amounts payable to you in accordance with the terms and conditions of this letter agreement, such amounts shall be paid to the beneficiary designated by you in writing to the Company during your lifetime (which you may change from time to time) or, if no such beneficiary is designated, to your estate.  Such payments shall be made in a lump sum to the extent so payable to you and, to the extent not so payable in a lump sum, in accordance with the terms of this letter agreement.

               Entire Agreement.  This letter, the Equity Plan and the related new hire award agreements serve to establish the entirety of your employment relationship with KCI and its subsidiaries, and supersedes any previous understanding that may have been implied or expressed, either verbally or in writing, by any representative of the Company.  You and the Company agree, however, this letter agreement may be amended or modified to comply with the provisions of section 409A of the Internal Revenue Code and the Treasury Regulations relating thereto.

               Contingent Offer.  This offer is contingent upon satisfactory completion of our pre-employment screening, including a test for the use of illegal drugs, a criminal background check and professional references.  In addition, by your first day of employment, you will be required to complete a Form I-9 establishing your right to work in the United States.  Employment relationships with KCI and its subsidiaries are at-will and may be terminated by notification from either party at any time, with or without cause.

               If you agree to the terms and conditions set fort herein, please sign below and return the original to me.  Our offer is also contingent upon your signing and returning to me a copy of the Non-Disclosure Agreement (provided separately).  This offer will remain open until 5:00 PM (Pacific time) on Tuesday, October 17, 2006, at which time it will be withdrawn if not earlier accepted.

               Cathy, it is my sincere hope you will find your experience with KCI to be personally and professionally rewarding.  I look forward to a mutually prosperous working relationship.

Sincerely,

Ronald W. Dollens,
Chairman of the Board
KCI Inc.
Signed on behalf of Ronald W. Dollens by
C. Thomas Smith, Director, KCI Inc.
                                                                                                    UNDERSTOOD AND AGREED:

 /s/ C. Thomas Smith                                                               /s/ Catherine M. Burzik          October 16, 2006
      C. Thomas Smith                                                                 Catherine M. Burzik                   Date
       Directr, KCI Inc.

SCHEDULE A

As President & CEO, payment of your AIB bonus for the relevant year will be based 80% on the Company’s consolidated financial performance (weighted 40% for EPS, 30% for cash flow and 30% for revenue), and based 20% on your achievement of individual objectives (MBOs).  AIB payments based on financial performance range from zero (for consolidated financial performance less than 90% of target) to up to 200%.  AIB payments based on MBOs range from zero to 200% of target.  Overall AIB payments may not exceed 200% of target.  This incentive award is paid in accordance to the terms and conditions of the AIB.